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                                                                    EXHIBIT D-10

                      BEFORE THE PUBLIC SERVICE COMMISSION
                           OF THE STATE OF MISSISSIPPI


IN THE MATTER OF THE JOINT
APPLICATION OF RELIANT ENERGY
ENTEX, A DIVISION OF RELIANT               DOCKET NO.
ENERGY RESOURCES CORP.;                              -------------------
RELIANT ENERGY RESOURCES
CORP.; AND RELIANT ENERGY,
INCORPORATED; FOR APPROVAL OF
VARIOUS ASPECTS OF A CORPORATE
RESTRUCTURING



                                 JOINT APPLICATION

     COMES NOW Reliant Energy Entex, a division of Reliant Energy Resources Corp. ("Entex"); Reliant Energy Resources Corp. ("RERC"); and Reliant Energy, Incorporated ("REI"); collectively hereafter referred to as the "Parties," pursuant to the provisions of Miss. Code Ann. Sections 77-3-23 (2000) and Rule 8 of the Rules of Practice and Procedure of the Mississippi Public Service Commission ("MPSC"), and advises the MPSC that there will be a corporate restructuring of the holding company system of which Entex is a part. The Parties request that the MPSC issue an order granting such consents, approvals, and authorizations as may be required by Mississippi law, including Miss. Code Ann. Sections 77-3-23 (2000) and Rule 8 of the MPSC's rules and regulations, to permit consummation of the transactions contemplated as part of the restructuring. In support of their Joint Application, the Parties state as follows:

                                     THE PARTIES

     1. Entex, a natural gas distribution division of RERC, operates a natural gas distribution business in Louisiana, Mississippi and Texas. Within Mississippi and through this division, RERC serves approximately 120,000 residential, commercial, and industrial customers. As such, RERC is a public utility within the meaning of Miss. Code. Ann. Section 77-3-3(d)(ii)(2000),




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and is subject to the jurisdiction of the MPSC. RERC is a corporation organized and existing under the laws of the State of Delaware and is duly authorized to do business in the State of Mississippi. The principal office of RERC is in Houston, Texas. There is a division office of RERC at 216 South Woodgate Drive, Brandon, Mississippi 39042. True and correct copies of RERC's Articles of Incorporation, with amendments, are on file with the MPSC and are made a part hereof by reference. Likewise, a full legal description of all of RERC's existing service areas in the State of Mississippi are set out in the various orders of the MPSC wherein RERC was granted certificates of public convenience and necessity to serve those areas. All of said orders are made a part hereof by reference.

         2. RERC is a wholly owned subsidiary of REI. The names and addresses of the Board of Directors and officers of RERC are attached hereto as Exhibit "A".

         3. REI is a Texas holding company, exempt from registration under the Public Utility Holding Company Act of 1935 (the "Act") pursuant to Section 3(a)(2) of the Act, 15 USCA Section 79c(a)(2). REI currently provides electric generation, transmission, and distribution service to customers in Texas through its unincorporated Reliant Energy HL&P division. An Annual Report to Shareholders and a 10-K of REI, Entex's ultimate parent, are attached to this Joint Application as Exhibits "B" and "C", respectively.

                           THE PROPOSED RESTRUCTURING

         4. In connection with the restructuring of the electric industry in Texas, REI is proposing a corporate restructuring, including the formation of a new, exempt holding company to be called CenterPoint Energy, Inc. ("Regco") over REI's existing electric and gas utility operations, and the reorganization of the utility operations along functional and geographic lines. As part of that reorganization, Entex will ultimately become a stand-alone corporation. The


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other two divisions of RERC that operate as natural gas utilities in other states(1) will also become stand-alone corporations. For tax purposes, Regco will hold Entex and the other two utilities through a single-member limited liability company, Utility Holding, LLC. These restructurings are described in detail in the Form U-1/A Amendment No. 1 filed with the Securities and Exchange Commission on October 26, 2001, attached as Exhibit "D", and the Master Separation Agreement attached as Exhibit "E".

         5. The corporate restructuring is being undertaken to comply with the requirements of Texas law that electric utilities separate their generation, transmission and distribution, and retail activities, in preparation for full retail competition in the electric industry in Texas beginning January 1, 2002. The corporate restructuring will be accomplished in a manner that will, after completion of the restructuring, permit Regco to be an exempt holding company under Section 3(a)(1) of the Act.

         6. REI has formed Regco as a wholly-owned subsidiary. After conveying its electric assets to a new wholly-owned limited partnership subsidiary, REI will merge with a newly formed subsidiary of Regco, and Regco will then be the holding company for the regulated businesses, including RERC. REI will then provide only electric transmission and distribution service and will be a regulated utility in Texas.

         7. After obtaining the approvals necessary from the MPSC, and from the other state commissions having jurisdiction over the other natural gas utility divisions of RERC, the second step of the restructuring -- the separation of the three divisions of RERC into separate entities -- will occur. Two new Delaware corporations, CenterPoint Arkla, Inc. and CenterPoint Minnegasco, Inc., will be formed. Those two new companies will issue stock, all of which will
----------

     (1) Minnegasco provides natural gas service in Minnesota, and Arkla provides service in Texas, Louisiana, Arkansas and Oklahoma.





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be owned by Utility Holding, LLC, whose stock will, in turn, be owned by Regco.
The RERC assets that are currently used by Arkla and Minnegasco, and the business of each of the companies, will be contributed to CenterPoint Arkla, Inc. and CenterPoint Minnegasco, Inc., respectively.

         8. After the assets and business of Arkla and Minnegasco are contributed to the two newly organized companies, the assets remaining in RERC will be those of Entex. RERC will be renamed "CenterPoint Entex, Inc." and will be reincorporated as a Texas corporation.

         9. The existing debt will be retained by RERC in order to avoid refinancing costs; the debt of CenterPoint Entex, Inc. will therefore be established through intercompany borrowings. CenterPoint Entex, Inc.'s capital structure will be the same as that used by this Commission in Entex's last rate case.

         10. The administrative functions that are now provided to Entex and the other divisions of RERC by REI or RERC will continue to be provided on a centralized basis. The corporate allocations for those functions will not change as a result of the restructuring, and therefore the costs to Entex, Inc. of those administrative services will not increase.

                     REQUESTED AUTHORIZATIONS AND APPROVALS

         11. The Parties seek the MPSC's approval of the restructuring, as set forth in Exhibits "D" and "E" attached hereto, and the renaming and reincorporating of RERC.

         12. The proposed restructuring is in good faith and is consistent with the public interest and should be approved by the MPSC. The proposed transaction will have no detrimental effect on the Commission's jurisdiction over RERC or on its ability to regulate RERC's Mississippi operations. The proposed transaction, which will result in Entex being a stand-alone company, will give the MPSC a clearly defined corporate entity over which to exercise jurisdiction. In addition, the proposed transaction will have no effect on, and will be



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transparent to, RERC's customers. The proposed transaction will not result in any material change in RERC's policies or operations, and will have no adverse effect on RERC's continued ability to provide reliable and adequate service. CenterPoint Entex, Inc. will be managed in the same manner after the restructuring as RERC is now, and RERC's employees will continue to be employed by CenterPoint Entex, Inc. CenterPoint Entex, Inc. will adopt RERC's tariffs, and the transaction will not, in and of itself, result in an increase in rates to customers. CenterPoint Entex, Inc. will maintain its books in accordance with the MPSC's requirements and will provide access to its books and records as required under the public utilities statutes.

         13. The renaming of RERC to CenterPoint Entex, Inc., its reincorporation in Texas, and the holding of property and certificates by CenterPoint Entex, Inc., are consistent with the public interest and should be approved by the MPSC. As stated above, the restructuring will have no effect on the service or rates to customers.

         14. Once the restructuring is complete, CenterPoint Entex, Inc. will be a public utility in Mississippi, operating equipment and facilities for supplying natural gas service. Because CenterPoint Entex, Inc. will operate with the same facilities and personnel as are now used by RERC to provide natural gas utility service, the MPSC should approve the transfer of the property and certificates of public convenience and necessity presently held by RERC as part of the restructuring. CenterPoint Entex, Inc., after the restructuring, will be fit and able to properly perform the public utility services authorized by such certificates, and will comply with the lawful rules, regulations, and requirements of the MPSC.

         WHEREFORE, PREMISES CONSIDERED, the Parties respectfully request that the Commission issue an order

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         (a)      approving the corporate restructuring as set out in Exhibits
                  "D" and "E" attached hereto;

         (b) approving the renaming of Reliant Energy Resources Corp. to CenterPoint Entex, Inc., and the reincorporating of that company in Texas effective with the restructuring set out in Exhibits "D" and "E";

         (c) approving, effective with the renaming and reincorporating set forth in (b) above, the transfer of the property and certificates of public convenience and necessity to CenterPoint Entex, Inc., a Texas corporation; and

         (d) authorizing CenterPoint Entex, Inc., a Texas corporation, from and after consummation of the restructuring, to operate as a public utility in Reliant Energy Resources Corp.'s certificated areas in Mississippi pursuant to the terms, conditions, and rates previously approved by the MPSC.

        The Parties pray for such general relief as may be appropriate in the premises.

        Respectfully submitted, this the 13th day of November, 2001.

                                    RELIANT ENERGY ENTEX, A DIVISION OF RELIANT
                                    ENERGY RESOURCES CORP., RELIANT ENERGY
                                    RESOURCES CORP., RELIANT ENERGY INCORPORATED

                                    BY:
                                       ----------------------------------------
                                       JAMES L. HALFORD,
                                       One of their Attorneys

OF COUNSEL:

JAMES L. HALFORD
MSB NO. 2111
BRUNINI, GRANTHAM, GROWER & HEWES, PLLC
P. O. Drawer 119
Jackson, Mississippi  39205-0119
Telephone:  (601) 948-3101
Facsimile  (601) 960-6902



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                                  VERIFICATION

STATE OF MISSISSIPPI

COUNTY OF HINDS


         PERSONALLY appeared before me, the undersigned authority in and for the jurisdiction aforesaid, the within named James L. Halford, who being by me first duly sworn, stated on oath that he is one of the attorneys for Reliant Energy Entex, a division of Reliant Energy Resources Corp., Reliant Energy Resources Corp., and Reliant Energy Incorporated in this cause, and that the matters and things set forth in the above and foregoing pleadings are true and correct as therein stated to the best of his knowledge, information and belief.


                                       -----------------------------------------
                                       James L. Halford


         SWORN TO AND SUBSCRIBED BEFORE ME, this the day __ of November, 2001.


                                       -----------------------------------------
                                       NOTARY PUBLIC

My Commission Expires:

----------------------




                             CERTIFICATE OF SERVICE

         I, James L. Halford, one of the attorneys for Reliant Energy Entex, a division of Reliant Energy Resources Corp., Reliant Energy Resources Corp., and Reliant Energy Incorporated, in the above-styled and numbered cause, certify that I have this day caused to be hand delivered the original and fourteen (14) copies of the foregoing Application with the Executive Secretary,



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Mississippi Public Service Commission, 19th Floor, Walter Sillers State Office
Building, Jackson, Mississippi.


         This the __ day of November, 2001.



                                           James L. Halford


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